EXHIBIT 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the use of the name of Ryder Scott Company, L.P., to references to Ryder Scott Company, L.P.,  as independent consulting  petroleum engineers, and to the incorporation by reference of certain estimates of proved oil and gas reserves contained in our report “Northern Oil and Gas, Inc. – Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests – SEC Parameters – As of December 31, 2008” in the Registration Statement on Form S-3 of Northern Oil and Gas, Inc.  We consent to the reference to our firm under the heading “Experts” in the prospectus that is included in the Registration Statement on Form S-3.

RYDER SCOTT COMPANY, L.P.

/s/ Ryder Scott Company, L.P.

Denver, Colorado
September 1, 2009